EXHIBIT 99

ValueVision Media Announces 10% Revenue Growth and $4 Million of EBITDA in Second Quarter Results

MINNEAPOLIS, MN—(PR NEWSWIRE)—August 16, 2006—ValueVision Media, Inc. (Nasdaq:VVTV) today announced results for the second quarter ended August 5, 2006.

Second Quarter Performance

ValueVision’s second quarter revenues were $187 million, an increase of 10% over last year. Net loss for the quarter was ($0.7) million compared to a net loss of ($1.4) million for the same quarter last year. Second quarter EBITDA (defined below), excluding the expensing of stock options, was $4.0 million, compared to EBITDA of $2.5 million in the same quarter last year. The company recorded a charge for the expensing of stock options in the second quarter of $346,000.

“We are proud to have achieved another quarter of strong top line growth and positive EBITDA. Our team’s execution continues to improve and our customers are increasingly pleased with our offers.” said William J. Lansing, President and Chief Executive Officer of ValueVision Media, Inc.

Second Quarter Highlights

Successfully launched a redesign of our Internet site, ShopNBC.com, featuring enhanced site navigation.

Internet sales increased by more than 23% in the second quarter, and represent 23% of merchandise sales.

Delivered a record All Star event with over $16 million in sales during the 5 day promotion.

The balance sheet remains strong with approximately $75 million in cash and no debt.

Financial Guidance

“In the first half of this year we have delivered sales growth of 13% and have generated EBITDA of almost $7 million, excluding the impact of stock option expensing.” said Lansing. He continued, “We are optimistic about the remainder of the year and are reaffirming our full year guidance of revenue growth in the high single-digit to low double-digit rates and EBITDA in excess of $12 million, excluding the impact of stock option expensing. We expect revenue growth in our fourth quarter will be less than in our first three quarters due to our conversion to a 4/5/4 fiscal calendar last year. This will result in the fourth quarter having 13 weeks compared to 14 weeks in our 2005 fiscal year.”

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Conference Call Information

Management has scheduled a conference call at 11:00 a.m. EST/10:00 a.m. CST on Thursday, August 17, 2006 to discuss second quarter results.

To participate in the conference call, please dial 1-888-790-3051 (Pass code: VALUEVISION) five to ten minutes prior to call time.  If you are unable to participate live, a replay will be available for 30 days after the conference call.  To access the replay, please dial 1-800-879-5206.

You also may participate via live audio stream by logging on to https://e-meetings.mci.com.

To access the audio stream, please use conference number 9665576 with pass code ‘VALUEVISION’.  A rebroadcast of the audio stream will be available using the same access information for 30 days after the initial broadcast.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.valuevisionmedia.com and click on “Investor Relations.” Click on “E-mail Alerts” and complete the requested information.

EBITDA Defined

The Company defines EBITDA as net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense), and income taxes. Management views EBITDA as an important alternative operating performance measure because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors. However, EBITDA should not be construed as an alternative to operating income (loss) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly entitled measures reported by other companies. Management uses EBITDA to evaluate operating performance and as a measure of performance for incentive compensation purposes. Management has excluded non-cash stock option expense from its fiscal 2006 EBITDA presentation in order to maintain comparability of previously issues financial guidance and prior year’s reported results.

About ValueVision Media, Inc

Founded in 1990, ValueVision Media is an integrated direct marketing company that sells general merchandise directly to consumers through television, the Internet, and direct mail. It operates ShopNBC, one of the top three television shopping networks in the United States. For more information, please visit www.valuevisionmedia.com or www.shopnbc.com.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

VALUE VISION MEDIA, INC.
Key Performance Metrics*
(Unaudited)

	Q2			YTD
	For the three months ending			For the six months ending
	8/5/2006	7/30/2005	%	8/5/2006	7/30/2005	%

Program Distribution

Cable FTEs	39,001	37,990	3%	38,633	37,759	2%
Satellite FTEs	25,747	23,956	7%	25,529	23,615	8%

Total FTEs (Average 000s)	64,748	61,946	5%	64,162	61,374	5%

Net Sales per FTE (Annualized)	$11.39	$10.78	6%	$11.25	$10.39	8%

Active Customers - 12 month rolling	817,676	773,210	6%	n/a	n/a

% New Customers - 12 month rolling	55%	58%		n/a	n/a

% Retained - 12 month rolling	45%	42%		n/a	n/a

Customer Penetration - 12 month rolling	1.3%	1.2%		n/a	n/a

Product Mix

Jewelry	58%	57%		58%	56%
Apparel, Health & Beauty	8%	8%		8%	9%
Home & All Other	34%	35%		34%	35%

Shipped Units (000s)	1,259	1,159	9%	2,550	2,355	8%

Average Price Point — shipped units	$207	$205	1%	$200	$194	3%

*Includes ShopNBC TV and ShopNBC.com only.

Reconciliation of EBITDA to net loss:

	Second Quarter	Second Quarter	Six Month Period Ended	Six Month Period Ended
	5-Aug-06	30-Jul-05	5-Aug-06	30-Jul-05
EBITDA, before non-cash stock option expense (000’s)	$4,024	$2,531	$6,778	$(2,134)
Less: non-cash stock option expense	(346)	—	(746)	—
EBITDA (as defined) (a)	3,678	2,531	6,032	(2,134)

A reconciliation of EBITDA to net loss is as follows:
EBITDA, as defined	3,678	2,531	$6,032	$(2,134)
Adjustments:
Depreciation and amortization	(5,374)	(5,026)	(10,750)	(10,131)
Interest income	1,015	743	1,961	1,406
Income taxes	(15)	826	(30)	820
Discontinued operations of FanBuzz	—	(493)	—	(2,076)
Net loss	$(696)	$(1,419)	$(2,787)	$(12,115)

A reconciliation of EBITDA to forecasted net loss is as follows:

Fiscal 2006 Outlook
EBITDA, as forecasted, before non-cash stock option expense (000’s)	$12,000
Less: non-cash stock option expense, as forecasted	(2,000)
EBITDA (as defined) (a)	10,000

EBITDA, as forecasted	$10,000
Less:
Depreciation and amortization, as forecasted	(22,650)
Interest income, as forecasted	2,800
Income taxes, as forecasted	(50)
Net loss, as forecasted	$(9,900)

(a) EBITDA as defined for this statistical presentation represents net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. Management views EBITDA as an important alternative operating performance measure because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly entitled measures reported by other companies. Management uses EBITDA to evaluate operating performance and as a measure of performance for incentive compensation purposes. Management has excluded non-cash stock option expense from its fiscal 2006 EBITDA presentation in order to maintain comparability of previously issued financial guidance and prior year’s